PEPCO HOLDINGS, INC.
701 NINTH STREET, NW
WASHINGTON, DC 20068

December 10, 2002

Pepco Holdings, Inc.
701 Ninth Street, NW
Washington, DC 20068

Ladies and Gentlemen:

                        I am Executive Vice President and General Counsel of Pepco Holdings, Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the offer and sale by the Company of up to 5,750,000 shares of its common stock, par value $.01 per share (the "Offered Common Stock"), under and pursuant to the Registration Statement on Form S-3, Registration No. 333-100478 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), which was declared effective by the Securities and Exchange Commission (the "Commission") on October 23, 2002, the Prospectus, dated October 23, 2002, included in the Registration Statement, and a Prospectus Supplement dated December 10, 2002, and filed with Commission pursuant to Rule 424(b) under the Act on December 10, 2002, and the Purchase Agreement, dated as of December 9, 2002, between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Legg Mason Wood Walker, Incorporated (the "Purchase Agreement").

                        In connection with this opinion, I, or my representatives, have examined originals, or copies certified or otherwise identified to my or their satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion. In such examination, I or my representatives have assumed the genuineness of all signatures, the authenticity of all documents submitted to me or them as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to my opinion, I have relied upon the aforesaid instruments, certificates, records and documents and inquiries of the Company's representatives.

                        Based upon the foregoing, I am of the opinion that the Offered Common Stock has been duly authorized for issuance and, if and when issued and delivered by the Company in accordance with the terms of the Purchase Agreement against payment of the consideration set forth in the Purchase Agreement, will be validly issued, fully paid and nonassessable.

                        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                                                                     Very truly yours,

                                                                                                 /s/ William T. Torgerson, Esq.